Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Non-Employee Director Incentive Award Plan and the Second Amended and Restated 2010 Incentive Award Plan of Motorcar Parts of America, Inc. of our reports dated June 15, 2015, with respect to the consolidated financial statement and schedules of Motorcar Parts of America, Inc. and the effectiveness of internal control over financial reporting of Motorcar Parts of America, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
July 24, 2015